EXHIBIT 10.3

EXCO RESOURCES, INC.
2013 MANAGEMENT INCENTIVE PLAN

This 2013 Management Incentive Plan (the “2013 MIP”) of EXCO Resources, Inc., a Texas corporation (the “Company”), was adopted by the Board of Directors (the “Board”) of the Company on February 28, 2013 (the “Execution Date”), to be effective as of the Effective Date.

Recitals:

          WHEREAS, the Board desires to encourage and reward value-enhancing performance of the Company’s management team by providing incentive compensation upon attaining pre-established performance criteria; and

WHEREAS, the Board believes it to be in the best interests of the Company and its shareholders to adopt this 2013 MIP effective as of the Effective Date;

          NOW, THEREFORE, in consideration of the foregoing and for the purpose described below, the Board hereby adopts this 2013 MIP as set forth herein.

ARTICLE 1
Purpose

          The 2013 MIP is intended to attract and retain the Company’s management team and to encourage them to remain with and devote their best efforts to the Company and its Subsidiaries, and to reward such executives for outstanding performance, thereby advancing the interests of the Company and aligning management’s interests with those of the Company’s shareholders. The 2013 MIP provides a means of rewarding participants based the overall performance of the Company.

This 2013 MIP is an annual incentive plan for the Company’s management team. The bonus pool will be funded based on achievement of six performance measures. The Compensation Committee then has discretion to allocate the bonus pool among eligible participants as it deems appropriate.

ARTICLE 2
Definitions

          Where the following words and phrases appear in this 2013 MIP, they shall have the respective meanings set forth below:

2.1        “Adjusted EBITDA” means earnings before interest, taxes, depreciation, depletion, amortization, ceiling test write-downs, unrealized gains or losses on derivative financial instruments and other non-cash income and expense items.

2.2        “Aggregate Base Salaries” means the sum of all annual base salaries paid to the Eligible Employees during the Performance Period.

2.3    “Award” means an amount granted to an Eligible Employee pursuant to Article 5 that is payable on or before March 15th of the year following the Performance Period.

2.4    “Board” means the Board of Directors of the Company.

2.5    “Cause” means (i) the willful breach or habitual neglect of assigned duties by an Eligible Employee related to the Company, including compliance with Company policies; (ii) conviction (including any plea of nolo contendere) of the Eligible Employee of any felony or crime involving dishonesty or moral turpitude; (iii) any act of personal dishonesty knowingly taken by the Eligible Employee in connection with his or her responsibilities as an employee and intended to result in personal enrichment of the Eligible Employee or any other person; (iv) bad faith conduct that is materially detrimental to the Company; (v) inability of the Eligible Employee to perform such employee’s duties due to alcohol or illegal drug use; (vi) the Eligible Employee’s failure to comply with any legal written directive of the Board; (vii) any act or omission of the Eligible Employee which is of substantial detriment to the Company because of the Eligible Employee’s intentional failure to comply with any statute, rule or regulation, except any act or omission believed by the Eligible Employee in good faith to have been in or not opposed to the best interest of the Company (without intent of the Eligible Employee to gain, directly or indirectly, a profit to which the Eligible Employee was not legally entitled) and except that Cause shall not mean bad judgment or negligence other than habitual neglect of duty; or (viii) any other act or failure to act or other conduct which is determined by the Committee, in its sole discretion, to be demonstrably and materially injurious to the Company, monetarily or otherwise.

2.6    “Change of Control” means the occurrence of any of the following:

(i)
any consolidation, merger or share exchange of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s Common Stock would be converted into cash, securities or other property, other than a consolidation, merger or share exchange of the Company in which the holders of the Company’s Common Stock immediately prior to such transaction have the same proportionate ownership of Common Stock of the surviving corporation immediately after such transaction or the merger of the Company into one of its subsidiaries;

(ii)
any sale, lease, exchange or other transfer (excluding transfer by way of pledge or hypothecation) in one transaction or a series of related transactions, of all or substantially all of the assets of the Company;

(iii)	the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company;

(iv)
the cessation of control (by virtue of their not constituting a majority of directors) of the Board by the individuals (the “Continuing Directors”) who (x) at the Execution Date were directors or (y) become directors after the Execution Date and whose election or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then in office who were directors at the Execution Date or whose election or nomination for election was previously so approved;

(v)
the acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the 1934 Act) of an aggregate of 50% or more of the voting power of the Company’s outstanding voting securities by any person or group (as such term is used in Rule 13d-5 under the 1934 Act) who beneficially owned less than 50% of the voting power of the Company’s outstanding voting securities on the Execution Date; provided, however, that notwithstanding the foregoing, an acquisition shall not constitute a Change of Control hereunder if the acquirer is (x) a trustee or other fiduciary holding securities under an employee benefit plan of the Company and acting in such capacity, (y) a Subsidiary of the Company or a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of voting securities of the Company or (z) any other person whose acquisition of shares of voting securities is approved in advance by a majority of the Continuing Directors, or (aa) a purchaser(s) of shares sold pursuant to effective registration under applicable federal and state securities laws; or

(vi)	in a Title 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving the Company to a case under Chapter 7.

Notwithstanding the foregoing provisions of this Section 2.6, in the event an Award issued under the Plan is subject to Section 409A of the Code, then, to the extent necessary to comply with the requirements of Section 409A of the Code, in lieu of the foregoing definition, the definition of “Change of Control” for purposes of such Award shall be the definition provided for under Section 409A of the Code and the regulations or other guidance issued thereunder.

2.7    “Code” means the Internal Revenue Code of 1986, as amended.

2.8    “Committee” means the Compensation Committee of the Board.

2.9    “Common Stock” shall mean the common stock, par value $0.001 per share, of EXCO Resources, Inc.

2.10    “Company” means EXCO Resources, Inc. and its successors.

2.11    “Disability” means an Eligible Employee is qualified for long-term disability benefits under the Company’s or Subsidiary’s disability plan or insurance policy; or, if no such plan or policy is then in existence or if the Eligible Employee is not eligible to participate in such plan or policy, that the Eligible Employee, because of a physical or mental condition resulting from bodily injury, disease, or mental disorder, is unable to perform his or her duties of employment for a period of six (6) continuous months, as determined in good faith by the Committee, based upon medical reports or other evidence satisfactory to the Committee. Notwithstanding the foregoing, in the event an Award issued under the 2013 MIP is subject to Section 409A of the Code, then, to the extent necessary to comply with the requirements of Section 409A of the Code, in lieu of the foregoing definition, the definition of “Disability” for purposes of such Award shall be the definition of “disability” provided for under Section 409A of the Code and the regulations or other guidance issued thereunder.

2.12    “Effective Date” means January 1, 2013.

2.13    “Eligible Employee” means, with respect to the Performance Period, each active employee of the Company or a Subsidiary who holds a position listed in Appendix A, as amended from time to time by the Committee or as otherwise automatically updated, and without further action under this MIP by the Board or the Committee, for each active employee hereinafter designated by the Board as a vice president of the Company.

2.14    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.15    “Finding Costs” means the amount of expense per Mcfe calculated by dividing exploration and development costs for wells completed during 2013 by extensions and discoveries associated with such wells, including performance revisions and excluding price revisions.

2.16    “Incentive Pool” means the aggregate amount to be awarded with respect to the Performance Period as determined pursuant to Article 4.

2.17     “Mcf” means one thousand cubic feet of natural gas.

2.18    “Mcfe” means one thousand cubic feet equivalent calculated by converting one barrel of oil or natural gas liquids to six Mcf of natural gas.

2.19    “Net Asset Value” means the number calculated using the Company’s year-end balance sheet with the present value of proved developed producing reserves and the present value of proved undeveloped reserves determined based on a value per Mcfe using estimated cash flows and supplemented by evaluations from recent asset acquisition activity including bids made by the Company and publicly announced transactions by other companies. Prices used to calculate proved developed producing and proved undeveloped reserves are based on NYMEX forward strip prices. The fair value of undeveloped acreage and estimated probable, possible, or contingent reserves, using appropriate market-based transactions shall serve as a substitute for the costs of such unproved asset values. The historical carrying value of TGGT Holdings, LLC shall be replaced with the mathematical result of 50% of TGGT Holdings, LLC’s Adjusted EBITDA multiplied by 10, less the Company’s 50% share of the indebtedness of TGGT Holdings, LLC.

2.20    “Overall Performance Level” means the sum of the weighted achievement of the Performance Goals as determined pursuant to Article 4.

2.21    “Payment Date” means the date on which the Awards are paid pursuant to Article 5.

2.22    “Peer Group” means the group of companies listed in Appendix B. If any of the companies in the Peer Group are not publicly traded as of December 31, 2013 due to merger, bankruptcy, or otherwise, such companies shall be excluded from the Peer Group.

2.23    “Performance Goals” means for the Performance Period, the established threshold, target, and maximum levels of applicable Performance Measures.

2.24    “Performance Measures” means the criteria used in determining Performance Goals for the Performance Period, which are Production, Net Asset Value, Finding Costs, Adjusted EBITDA, Relative TSR, and discretion of the Committee; provided that Production, Net Asset Value, Adjusted EBITDA and Relative TSR shall be adjusted on a pro forma basis to take into account any acquisitions or dispositions consummated during the Performance Period.

2.25    “Performance Period” means the calendar year beginning on January 1, 2013, or such shorter period in the case of a Change in Control.

2.26    “Person” means any individual, partnership, corporation, limited liability company, trust, incorporated or unincorporated organization or association or other legal entity of any kind.

2.27    “Production” means the net interest volumes of oil, natural gas and natural gas liquids stated on a Mcfe basis, as disclosed in the Company’s periodic reports under the Exchange Act.

2.28    “Relative TSR” means the Company’s TSR relative to the TSR of the companies in the Peer Group. The Company and the companies in the Peer Group shall be ranked from highest to lowest based on TSR and then the Company’s relative performance to the Peer Group will be determined based on percentile ranking (e.g., 25th percentile, 50th percentile, etc.).

2.29    “Section 409A” means Section 409A of the Code and any applicable regulations or rulings thereunder.

2.30    “Subsidiary” means any entity in which the Company, directly or indirectly, holds a majority of the total combined voting power of all classes of stock or profits or capital interests of such entity. “Subsidiaries” means more than one of any such entities, including corporations, limited partnerships, partnerships or limited liability companies.

2.31    “Total Shareholder Return” or “TSR” means the comparison of the percentage difference between the Company’s and each of the Peer Group’s companies’ respective average common stock closing prices for December 2013 and the average common stock closing prices for December 2012, as adjusted for any stock or cash dividends paid during the calendar year.

ARTICLE 3
Administration of the 2013 MIP

This 2013 MIP shall be administered by the Committee. The Committee is authorized to interpret this 2013 MIP and may from time to time adopt such rules and regulations, consistent with the provisions of this 2013 MIP, as it may deem advisable to carry out this 2013 MIP. All determinations made by the Committee under this 2013 MIP, and all interpretations of this 2013 MIP by the Committee, shall be final and binding on all interested parties.

ARTICLE 4
Determination of Incentive Pool

4.1    The Incentive Pool for the Performance Period shall be determined based on the Overall Performance Level of the Performance Goals in the following manner:

Overall Performance Level	Incentive Pool (1)
< Threshold	No payout
Threshold	25% of Aggregate Base Salaries
Target	50% of Aggregate Base Salaries
Maximum	100% of Aggregate Base Salaries
> Maximum	100% of Aggregate Base Salaries
(1) The Incentive Pool is calculated on the basis of straight-line interpolation between the threshold, target, and maximum Overall Performance Levels.

4.2    The Overall Performance Level is calculated as the sum of the weighted actual achievement of the Performance Goals for each Performance Measure as detailed below.

		Performance Goals
Performance Measure	Weight	Threshold (25%)	Target (50%)	Maximum (100%)
Production	10%	*	*	*
Net Asset Value (in millions)	10%	*	*	*
Finding Costs	10%	*	*	*
Adjusted EBITDA	10%	*	*	*
Relative TSR	10%	*	*	*
Discretion of the Committee	50%

*Redacted

4.3    If the maximum level is exceeded for all Performance Measures, the funding level of the Incentive Pool is still capped at 100% of Aggregate Base Salaries. Achievement of the Performance Goals is calculated on the basis of straight-line interpolation between the threshold, target, and maximum levels. Please see Appendix C for an example of the 2013 MIP calculations.

4.4    The Committee has the authority to exercise negative discretion to reduce or eliminate the Incentive Pool at any time.

ARTICLE 5
Grant of Awards

5.1    After the Incentive Pool has been determined, management shall determine the amount (if any) of the Awards for each Eligible Employee subject to the Committee’s approval; however, the aggregate amount of the Awards shall not exceed the Incentive Pool.

5.2    Awards will be paid out as soon as administratively possible after December 31, 2013, but in no event later than March 15, 2014. The Company, Subsidiary, or payroll agent through which payment of an Award is to be made shall have the right to deduct from any payment hereunder any amounts that Federal, state, local or foreign tax laws require with respect to such payments.

ARTICLE 6
Termination of Employment

6.1    In the event an Eligible Employee’s employment is terminated prior to December 31, 2013 for any reason other than for Cause (as determined by the Committee), all of such Eligible Employee’s rights to an Award shall be forfeited, unless the Committee shall determine that such Eligible Employee should receive a prorated Award. Such prorated Award shall be based upon that portion of the

Performance Period during which he or she was an Eligible Employee, in which case the prorated portion of the Award shall be paid in accordance with the provisions of Article 5.

6.2    In the event of Disability during the Performance Period (absent termination), the Committee shall have discretion to grant an Award (or a prorated portion thereof) to the Eligible Employee on the Payment Date.

6.3    In the case of death during the Performance Period, the Committee shall have discretion to grant an Award (or a prorated portion thereof) to the Eligible Employee’s estate, or if there is no administration of the estate, to the heirs at law, on the Payment Date.

6.4    Unless the Committee exercises its discretion to grant an Award (or a prorated portion thereof) under Section 6.1, 6.2, or 6.3, such terminated, disabled or deceased Eligible Employee’s base salary shall not be included in the definition of Aggregate Base Salaries for purposes of funding the Incentive Pool.

6.5    If an Eligible Employee’s employment is terminated after the end of the Performance Period, but prior to the Payment Date, for any reason other than termination for Cause (as determined by the Committee), the amount of any Award applicable to the Performance Period shall be paid to the Eligible Employee in accordance with the provisions of Article 5 on the Payment Date, except in the case of death, in which case the amount of the Award then unpaid shall be paid to such Eligible Employee’s estate, or if there is no administration of the estate, to the heirs at law, as soon as practicable.

6.6    Notwithstanding anything above, in the case of termination for Cause (as determined by the Committee), such Eligible Employee shall immediately forfeit his or her right to any Award.

ARTICLE 7
Change in Control

In the event of a Change in Control, (i) prior to the Committee granting Awards pursuant to Article 5, the Incentive Pool shall be immediately funded based on achievement of the Performance Goals (as adjusted for the shortened Performance Period at the discretion of the Committee) through the earlier of (a) the last day of the calendar month preceding the month of the Change in Control or (b) December 31, 2013, and the Committee shall have the authority to grant Awards to Eligible Employees as determined by management subject to Committee approval; and (ii) after the Committee granted Awards pursuant to Article 5, but prior to payment of such Awards, the Eligible Employees shall be entitled to an immediate cash payment of the Awards.

ARTICLE 8
Duration, Amendment and Termination

Notwithstanding anything herein to the contrary, the Board may terminate at any time, or from time to time amend, modify, or suspend the 2013 MIP. The Board may make any amendment to any outstanding Award that it believes is necessary or helpful to comply with any applicable law including, without limitation, Section 409A. However, without the prior consent of affected Eligible Employees, no such action may adversely affect any rights or obligations with respect to any Award earned, regardless of whether the amounts have be calculated or paid.

ARTICLE 9
Miscellaneous

9.1        Nothing in this 2013 MIP or related document nor any grant of Awards under this 2013 MIP shall confer on any employee the right to continued employment by the Company or any Subsidiary, or affect in any way the right of the Company or such Subsidiary to change the employee’s position at the Company or terminate the employment of such employee at any time. The Committee shall have the final determination if any question arises as to whether and when there has been a termination of an employee’s employment.

9.2    Awards under this 2013 MIP are non-assignable and non-transferable and are not subject to adjustment, anticipation, alienation, garnishment, encumbrance, attachment or levy of any kind except by will or the laws of descent and distribution. Any attempt at transfer, assignment or other alienation prohibited by the preceding sentence shall be disregarded and all amounts payable hereunder shall be paid only in accordance with the provisions of this 2013 MIP.

9.3    Nothing in this 2013 MIP nor the granting of Awards shall be deemed to create a trust. This 2013 MIP and all unpaid awards shall constitute an unfunded, unsecured liability of the Company to make payments in accordance with the provisions of this 2013 MIP. All amounts payable under this 2013 MIP shall be paid from the general assets of the Company. No Person shall have any right, title, or interest in any fund or in any specific asset of the Company or any Affiliate by reason of the 2013 MIP.

9.4    The existence of this 2013 MIP and the Awards granted hereunder shall not affect in any way the right or power of the Board or the shareholders of the Company to consummate or authorize any merger or consolidation of the Company, the liquidation or dissolution of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

9.5    Neither the officers nor the directors of the Company nor the members of the Committee shall under any circumstances have any liability with respect to this 2013 MIP or its administration except for gross and intentional malfeasance. The officers and directors of the Company and the members of the Committee may rely upon opinions of counsel as to all matters, including the creation, operation and interpretation of this 2013 MIP.

9.6    This 2013 MIP and all related documents shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to the principles of conflicts of law thereof, except to the extent preempted by federal law.

9.7    If any provision of the 2013 MIP shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the 2013 MIP shall be construed and enforced as if said illegal or invalid provision had never been included herein.

9.8    All obligations of the Company under the 2013 MIP shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

9.9    Except where the context indicates otherwise, words in the singular shall include the plural and vice versa and the masculine gender shall include the feminine.

ARTICLE 10
Compliance with Section 409A

It is the Company’s intention that this 2013 MIP meets the requirements of Section 409A by its terms and in operation so that compensation deferred under this 2013 MIP (if any) is exempt from or compliant with Section 409A such that no amounts shall be included in income under Section 409A. Any ambiguities in this 2013 MIP shall be construed to reflect this intent. If any term or provision of this 2013 MIP is found to be in violation of Section 409A, then such term or provision shall be deemed to be restricted and/or modified in the manner and to the extent necessary to render such term or provision in conformity with Section 409A, or shall be deemed removed from this 2013 MIP, and this 2013 MIP shall be construed and enforced to the maximum extent permitted by Section 409A as if such term or provision had been originally incorporated in this 2013 MIP as so restricted and/or modified, or as if such term or provision had not been originally incorporated in this 2013 MIP, as the case may be.

IN WITNESS WHEREOF, EXCO Resources, Inc. has caused the 2013 MIP to be signed by its duly authorized officer on this 28th day of February, 2013.

EXCO RESOURCES, INC.

By:	/s/ Douglas H. Miller

Name:	Douglas H. Miller
Its:	Chief Executive Officer

Appendix A

Eligible Employees

1.	Chairman & CEO

2.	President & COO

3.	Executive Vice President & Chief Financial Officer

4.	VP, General Counsel & Secretary

5.	VP, Finance & Treasurer

6.	VP, Business Development & Marketing

7.	VP, Operations & GM – ETXNLA

8.	VP, Controller & CAO

9.	VP, Engineering

10.	VP, Land & Assistant Secretary

11.	VP & GM – ETXNLA JV

12.	CIO

13.	VP, Reservoir Engineering

14.	VP, Tax

15.	VP, Human Resources

16.	Assistant General Counsel/CCO & Assistant Secretary

17.	VP, Marketing

18.	VP, Supply Chain

19.	VP, EHS

Appendix B

Peer Group

Appendix C
Example Calculation for the 2013 MIP